EXHIBIT 10.57

EMPLOYMENT AGREEMENT

     This Employment Agreement (the “Agreement”) is made and entered into by and between Invitrogen Corporation (along with its successors and assigns, the “Company”) and Gregory T. Lucier (the “Executive”) to be effective as of May 26, 2003.

     1.     Duties and Scope of Employment.

          (a) Positions and Duties. Executive will serve as President and Chief Executive Officer of the Company beginning May 30, 2003 (the “Employment Date”). Executive will render business and professional services in the performance of Executive’s duties that are consistent with Executive’s position within the Company and as are reasonably assigned to Executive by the Board of Directors of the Company (the “Board”). The period of Executive’s employment under this Agreement is referred to herein as the “Employment Term.” The Employment Term shall commence upon the Employment Date.

          (b) Board Membership. Throughout the Employment Term, Executive will serve as a member of the Board, subject to any required Board or stockholder approval. Executive will be appointed Chairman of the Board by the first anniversary of the Employment Date and shall serve as Chairman of the Board for the duration of the Employment Term thereafter, subject to any required Board or stockholder approval, and provided that no law, regulation, or rule of a stock exchange or national market system upon which the Company’s stock is traded mandates the separation of the positions of Chairman of the Board and Chief Executive Officer. The parties acknowledge that it is the current intention of the Board to appoint one of its members as Lead Director at the time the Executive is appointed Chairman of the Board and that such Lead Director shall perform such services relating to Board meetings and interactions between the Board and management as shall be determined by the Board, and the parties agree that such appointment shall not be deemed to be included in the definition of “Good Reason” in Section 5(g) of this Agreement.

          (c) Obligations. During the Employment Term, Executive will devote Executive’s full business efforts and time to the Company. For the duration of the Employment Term, Executive agrees not to engage actively in any other employment, occupation or consulting activity for any direct or indirect remuneration without the prior approval of the Board, which approval will not be unreasonably withheld; provided, however, that Executive may, without the approval of the Board, serve in any capacity with any civic, educational, charitable or professional organization to the extent such service does not impair Executive’s performance of his duties to the Company, and subject to the requirements of the New Hire Documents described in Section 6 herein.

     2.     At-Will Employment. Executive and the Company acknowledge that this employment relationship may be terminated at any time with or without good cause or for any or no cause, at the option either of the Board or Executive. Executive understands and agrees that neither Executive’s job performance nor promotions, commendations, bonuses or the like from the Company give rise to or in any way serve as the basis for modification, amendment, or extension, by implication or otherwise, of Executive’s employment with the Company. However, as described in this Agreement, Executive may be entitled to severance benefits depending upon the circumstances of Executive’s termination of employment.

     3. Compensation.

          (a) Base Salary. The Company will pay Executive as compensation for Executive’s services a base salary at the annualized rate of $750,000 per year of the Employment Term (the “Base Salary”). The Base Salary will be paid through payroll periods that are consistent with the Company’s normal payroll practices and will be subject to the usual, required withholding. The Base Salary will be reviewed at least annually during the Employment Term by the Compensation and Organization Committee of the Board (the “C&O Committee”) to determine whether an increase in the amount of Base Salary is appropriate; the Base Salary shall not be reduced, except in circumstances in which salary reductions are applied generally and uniformly to members of senior management of the Company. Any such increased Base Salary shall thereafter constitute “Base Salary” for all purposes of this Agreement.

          (b) Incentive Compensation Plan Bonus. The Executive’s bonus opportunity pursuant to the Company’s Incentive Compensation Plan (“ICP”) shall be seventy-five percent (75%) of the Executive’s Base Salary (initially, $562,500), less applicable withholding (the “ICP Bonus”). For calendar year 2003 a portion of the ICP Bonus, equal to $422,500, is guaranteed and shall be paid automatically, while the balance of the 2003 ICP Bonus ($140,000) will only be paid to the Executive if the Company attains its Corporate Financial Targets (as defined in the ICP and as adjusted by resolution of the C&O Committee, dated April 23, 2003, to reflect the PanVera acquisition) for the 2003 calendar year, in accordance with the existing ICP as provided to the Executive, but without giving effect to any adjustment to the Corporate Financial Targets for 2003 adopted after the Employment Date without the Executive’s written consent. If the Company exceeds such financial goals, Executive shall be eligible to participate in any payout that exceeds 100% of the target bonus in accordance with the ICP. Any portion of the ICP Bonus guaranteed or earned for 2003 shall be paid in March 2004. Any ICP Bonus earned after 2003 shall be paid in accordance with the existing ICP then in effect. Executive acknowledges that the ICP Bonus for periods following 2003 is not guaranteed and shall be payable only upon satisfaction of the annual financial goals established by the Board or the C&O Committee.

          (c) Signing Bonus. As soon as practicable following the Employment Date, the Company will pay Executive a one-time signing bonus in the amount of $750,000 (the “Signing Bonus”), less applicable withholding. If the Executive voluntarily terminates his employment with the Company without Good Reason (as such term is defined below) or his employment is terminated by the Company for Cause (as such term is defined below): (i) prior to completing one (1) year of service to the Company, the Executive shall repay 100% of the Net Signing Bonus (as such term is defined below); or (ii) on or after completing one (1) year of service to the

Company and prior to completing two years of service to the Company, the Executive shall repay two-thirds (2/3) of the Net Signing Bonus ($500,000); or (iii) on or after completing two (2) years of service to the Company and prior to completing three years of service to the Company, the Executive shall repay one-third (1/3) of the Net Signing Bonus ($250,000), which amount shall be due and payable on the date of such termination of employment. For purposes of this Agreement, the term “Net Signing Bonus” means an amount equal to the Signing Bonus minus the sum of all federal, state and local income and employment taxes payable by the Executive in connection with the Signing Bonus, assuming for this purpose that the highest marginal tax rates apply.

          (d) LTIP Bonuses. The Company shall pay Executive a long term incentive bonus (the “LTIP Bonus”) in an amount equal to at least $250,000 per year for the 2003, 2004, and 2005 calendar years. Each LTIP Bonus will be paid in March after the end of the year for which such LTIP Bonus is payable, but only if Executive is employed by the Company on the date such payment is made or as otherwise provided in Section 5 of this Agreement. Should the Company adopt any new long term incentive plan covering 2003, 2004 or 2005, the amount of these LTIP Bonuses will be offset against any incentives and/or other bonuses the Executive may earn, or becomes entitled to, under the new long term incentive plan. For any year beginning after the end of 2005, the Executive will be entitled to any additional LTIP Bonuses in accordance with any plan or arrangement then in effect as adopted by the Board or the C&O Committee.

          (e) Stock Options. The Executive shall be granted a nonstatutory stock option to purchase a total of 675,000 shares of the Company’s Common Stock at an exercise price equal to the closing price of the Company’s Common Stock on the day immediately preceding the Employment Date (the “Sign-On Option”). The Sign-On Option will be subject to the terms, definitions and provisions of the stock option agreement attached hereto as Exhibit A (the “Option Agreement”). The Sign-On Option shall be treated as a hiring bonus, and is an inducement essential to the Executive’s accepting employment with the Company and entering into this Agreement. In addition to the Sign-On Option, the Executive will be eligible to receive, in the C&O Committee’s discretion, additional grants of stock options or other equity-based awards to the Executive based on performance and consistent with the Company’s regular compensation practices for senior executive officers, taking into account the Executive’s position relative to other executives. In determining the amount of such additional grants, the C&O Committee will not consider the Sign-On Option or the Restricted Stock Award (as defined below) granted to the Executive. The terms of such future awards will be comparable to the terms of such awards granted to other senior executive officers.

          (f) Restricted Stock. Effective as of the Employment Date, the Executive will be granted 75,000 shares of the Company’s Common Stock as an award of restricted stock (the “Restricted Stock Award”) subject to the terms, definitions and provisions of the restricted stock agreement attached hereto as Exhibit B (the “Restricted Stock Agreement”).

          (g) Employee Benefits. During the Employment Term, Executive will be entitled to participate in the employee benefit plans currently and hereafter maintained by the Company of general applicability to other senior executives of the Company, including, without limitation, the Company’s group medical, dental, vision, disability, life insurance, flexible-spending account plans and 401(k) plans. The Company reserves the right to cancel or change the benefit plans and programs it offers to its employees at any time.

          (h) Business Expenses. During the Employment Term, the Company agrees to reimburse Executive for reasonable and necessary expenses incurred by him in connection with the performance of his duties hereunder. Executive shall submit vouchers, invoices and such other documentation in accordance with reasonable policies and procedures established by the Company.

     4.     Relocation Expenses. It is agreed that within six months of the Employment Date Executive will relocate his primary residence to San Diego County, California (or the nearby area). To facilitate this relocation, the Executive shall be entitled to the benefits outlined in the Executive Relocation Policy provided to the Executive.

     5.     Severance. Upon termination of employment for any reason other than a Change in Control (as such term is defined in the form of agreement attached hereto as Exhibit C), Executive shall receive payment of (a) his Base Salary, as then in effect, through the date of termination of employment, (b) all accrued business and relocation expense reimbursements, (c) all compensation previously earned but deferred by the Executive (together with any accrued interest thereon) and not yet paid by the Company, and (d) any other benefits (other than severance benefits, except as provided below) due to Executive through the date of termination of employment in accordance with established Company plans and policies or applicable law (the compensation and benefits described in clauses (a) through (d), collectively, the “Accrued Obligations”). In addition, the following shall apply:

          (a) Termination with Good Reason, Involuntary Termination other than for Cause. If Executive’s employment with the Company is terminated by the Company involuntarily for a reason other than (i) Cause, (ii) Executive’s becoming Disabled or (iii) Executive’s death, or if Executive’s employment with the Company is terminated by the Executive with Good Reason, then, in addition to payment of the Accrued Obligations and subject to Executive’s compliance with the provisions in Section 5(d), Executive will be entitled to (x) a one time, lump sum severance payment equal to 1.5 times the sum of Executive’s Base Salary and ICP bonus target at such time, subject to the usual, required withholding; (y) a one-time, lump sum payment equal to the aggregate amount of LTIP bonuses that Executive would have received had he remained employed with the Company for 18 months following the date such employment terminated and assuming 100% achievement of all financial, performance and other targets with respect to such LTIP bonuses; and (z) continued payment by the Company of the full cost of the group medical, dental and vision continuation coverage premiums for Executive and Executive’s eligible dependents for up to 18 months under the Consolidated

Budget Reconciliation Act of 1985, as amended (“COBRA”) and the Company’s group health plans, as then in effect. The amounts payable to the Executive pursuant to this Agreement shall be determined without giving effect to any decrease in compensation or benefits that is in violation of the terms of this Agreement.

          (b) Termination without Good Reason, Involuntary Termination for Cause. If the Executive terminates his employment voluntarily with the Company for any reason, or if Executive’s employment with the Company is terminated for Cause, then the Executive will receive payment of the Accrued Obligations, but shall not be entitled to any other compensation or benefits from the Company, except to the extent provided under the applicable Company benefit plans or as may be required by law (for example, under COBRA).

          (c) Death or Disability. If Executive’s employment with the Company is terminated as a result of Death or Disability, then, in addition to payment of the Accrued Obligations, the Executive or his heirs or estate, as applicable, will receive (i) payment of the product of (x) the sum of the ICP Bonus, the LTIP Bonus and any long-term incentive bonus paid or payable but for any deferral (and annualized for any fiscal year consisting of less than twelve full months or for which the Executive has been employed for less than twelve full months) to the Executive for the most recently completed fiscal year during the Employment Term, and (y) a fraction, the numerator of which is the number of days in the current fiscal year through the date of termination of employment, and the denominator of which is 365, (ii) payment of any earned or guaranteed ICP Bonus, long-term incentive bonus or other incentive compensation payments attributable to prior fiscal years to the extent not theretofore paid, and (iii) continued payment by the Company of the full cost of the group medical, dental and vision continuation coverage premiums for Executive and Executive’s eligible dependents for up to 18 months under COBRA and the Company’s group health plans, as then in effect.

          (d) Conditions to Receive Severance Package. Except for the Accrued Obligations, any benefits provided by (i) the terms of this Agreement, (ii) the applicable provisions of the Option Agreement, and (iii) the applicable provisions of the Restricted Stock Agreement will be provided to Executive only if the following conditions are satisfied: (A) Executive complies with all surviving provisions of the New Hire Documents (as defined below); and (B) Executive executes and does not revoke, a full general release agreement that shall include the provisions set forth in Exhibit D, and such other terms that are agreed upon by the Company and the Executive at such time. Any such benefits provided by the terms of this Agreement will be provided to Executive as soon as practicable following Executive’s termination of employment with the Company and compliance with the foregoing obligations.

          (e) Cause. The Company may terminate the Executive’s employment during the Employment Term for “Cause” only in accordance with the provisions set forth herein.

               (i)     For purposes of this Agreement, “Cause” means (A) repeated violations by the Executive of the Executive’s material responsibilities and material duties under this Agreement which are demonstrably willful and deliberate on the Executive’s part and which are not remedied in a reasonable period of time after receipt of written notice from the Company, (B) commission of an intentional act of fraud, embezzlement or theft by the Executive in connection with the Executive’s duties or in the course of the Executive’s employment with the Company or its affiliated companies, (C) violation of any law, regulation, or rule applicable to the Company’s business or reputation, including, without limitation securities laws, (D) causing intentional wrongful damage to property of the Company or its affiliated companies, (E) intentionally and wrongfully disclosing secret processes or confidential information of the Company or its affiliated companies, (F) conviction of, or plea of nolo contendere to, a felony, which conviction or plea materially harms the business or reputation of the Company, or (G) participating, without the Company’s express written consent, in the management of any business enterprise which engages in substantial and direct competition with the Company or its affiliated companies, provided that in the case of clauses (A) through (F), any such act or omission shall have been materially harmful to the Company or its affiliated companies. For purposes of this definition, no act or failure to act shall be deemed “willful” unless effected by the Executive not in good faith and without a reasonable belief that such action or failure to act was in or not opposed to the Company’s best interests.

               (ii)     The Company may not terminate the Executive’s employment for Cause under clause (B), (C), (D), (E), or (F) of such definition set forth above unless: (a) the Company provides the Executive with written notice of its intent to consider termination of the Executive’s employment for Cause, including a detailed description of the specific reasons which form the basis for such consideration; (b) within 30 days after the date such notice is provided, the Executive shall have a reasonable opportunity to appear before the Board of Directors, with or without legal representation, at the Executive’s election, to present arguments and evidence on his own behalf to defend such act or acts, or failure to act, and, if such act or failure to act is correctable, the Executive shall be given 30 days after such meeting to correct such act or failure to act; and (c) following presentation to the Board of Directors as provided in clause (b) above or the Executive’s failure to appear before the Board of Directors at a date and time specified in the notice and, following expiration of the 30-day period in which to correct such acts or failures to act that are correctable, the Executive may be terminated for Cause only if (1) the Board of Directors, by an affirmative vote of a majority of its members (excluding the Executive and any other member of the Board of Directors reasonably believed by the Board of Directors to be involved in the events leading the Board of Directors to terminate the Executive for Cause), determines that the acts or failures to act of the Executive specified in the notice occurred and remained uncorrected, and the Executive’s employment should accordingly be terminated for Cause; and (2) the Board of Directors provides the Executive with a written determination setting forth in specific detail the basis of such termination of employment which are consistent with the reasons set forth in the notice.

          (f) Disabled. For purposes of this Agreement, “Disabled” means Executive being unable to perform the principal functions of his duties due to a physical or mental impairment, but only if such inability has lasted or is reasonably expected to last for at least six months.

Whether Executive is Disabled will be determined by the Board based on evidence provided by one or more physicians selected by the Board.

          (g) Good Reason. The Executive’s employment may be terminated during the Employment Period by the Executive for “Good Reason.” For purposes of this Agreement, “Good Reason” means, without the Executive’s express written consent (and except in consequence of a prior termination of the Executive’s employment), the occurrence of any of the following circumstances:

               (i)     a substantial diminution in the Executive’s position, authority, duties or responsibilities, excluding non-substantial changes in title or office, and excluding any isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of written notice thereof given by the Executive;

               (ii)     any failure by the Board to (A) appoint the Executive as a member of the Board of Directors as of the Employment Date, (B) elect the Executive as Chairman of the Board of Directors by the first anniversary of the Employment Date, provided that no law, regulation, or rule of a stock exchange or national market system upon which the Company’s stock is traded mandates the separation of the positions of Chairman of the Board and Chief Executive Officer, or (C) take all actions within the Board’s authority to maintain continuously Executive’s positions as Director and Chairman of the Board during the Employment Term, subject to the proviso in Subsection (B) above;

               (iii)     any failure by the stockholders of the Company during the Employment Term to elect the Executive as Director, following any proper nomination of the Executive for election as a Director;

               (iv)     any failure by the Company to comply with any of the provisions of Section 3 or 4 of this Agreement, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company promptly after receipt of written notice thereof given by the Executive;

               (v)     any purported termination of the Executive’s employment for Cause which is not effected pursuant to the provisions of Section 5(e) of this Agreement, and for purposes of this Agreement, no such purported termination shall be effective; or

               (vi)     any failure of the Company to obtain, prior to the closing of any transaction that results in a Change in Control of the Company (as defined in the Change-In-Control Agreement), an agreement from any successor, satisfactory to the Executive in his sole discretion, to assume and agree to perform this Agreement.

     6.     Additional Documentation

          (a) Executive Documents. Upon commencement of Executive’s employment hereunder, the Company agrees to enter into a Change-in-Control Agreement and an Indemnification Agreement in the forms attached hereto as Exhibits C and E, respectively (together, the “Executive Documents”).

          (b) Standard New Hire Documents. Upon commencement of employment hereunder, Executive agrees to execute standard documentation required from all new employees, including, without limitation, the Company’s Code of Conduct, Information and Technology Agreement, Trade Secrets Policy, Insider Trading Policy, and Electronic Communications Policy (together, the “New Hire Documents”), copies of which have been provided to the Executive.

     7.     Assignment. This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors and legal representatives of Executive upon Executive’s death and (b) any successor of the Company. Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, “successor” means any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance or other disposition of Executive’s right to compensation or other benefits will be null and void.

     8.     Notices. All notices, requests, demands and other communications called for hereunder will be in writing and will be deemed given (i) on the date of delivery if delivered personally, (ii) one (1) day after being sent by a well established commercial overnight service, or (iii) four (4) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing:

     If to the Company:

Invitrogen Corporation 1600 Faraday Avenue Carlsbad, CA 92008

Attn:	Vice President, Human Resources and General Counsel

     If to Executive:

1022 Fieldstone Lane Oconomowoc, Wisconsin 53066

Or at any updated residential address provided to the Company by the Executive hereafter.

     9.     Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement will continue in full force and effect without said provision.

     10.     Entire Agreement. This Agreement, together with the Option Agreement, Restricted Stock Agreement, Executive Relocation Policy, Executive Documents, and New Hire Documents signed by Executive, represent the entire agreement and understanding between the Company and Executive concerning the subject matter hereof and Executive’s employment relationship with the Company, and supersede and replace any and all prior or contemporaneous agreements and understandings whether written or oral between the Executive and the Company.

     11.     Arbitration and Equitable Relief.

          (a) Except as provided in Section 11(d) below, Executive and the Company agree that to the extent permitted by law, any dispute or controversy arising out of, relating to, or in connection with this Agreement, or the interpretation, validity, construction, performance, breach, or termination thereof will be settled by arbitration to be held at a location within 30 miles of the Company’s principal executive offices in California, in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association (the “Rules”). The arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator will be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator’s decision in any court having jurisdiction.

          (b) The arbitrator will apply California law to the merits of any dispute or claim, without reference to rules of conflict of law. Executive hereby expressly consents to the personal jurisdiction of the state and federal courts located in California for any action or proceeding arising from or relating to this Agreement and/or relating to any arbitration in which the parties are participants.

          (c) The Company will pay the direct costs and expenses of the arbitration. The Company and Executive each will separately pay its counsel fees and expenses; provided, however, the Company shall reimburse Executive for his reasonable costs (including without limitation attorneys’ fees) incurred if Executive succeeds on the merits with respect to a material breach of this Agreement at any such arbitration, including enforcing any judgment entered on an arbitrator’s decision.

          (d) The Company may apply to any court of competent jurisdiction for a temporary restraining order, preliminary injunction, or other interim or conservatory relief, as necessary to enforce the provisions of the New Hire Documents, without breach of this arbitration agreement and without abridgement of the powers of the arbitrator.

          (e) EXECUTIVE HAS READ AND UNDERSTANDS SECTION 11, WHICH DISCUSSES ARBITRATION. EXECUTIVE UNDERSTANDS THAT BY SIGNING THIS AGREEMENT, EXECUTIVE AGREES TO THE EXTENT PERMITTED BY LAW, TO SUBMIT ANY FUTURE CLAIMS ARISING OUT OF, RELATING TO, OR IN CONNECTION WITH THIS AGREEMENT, OR THE INTERPRETATION, VALIDITY, CONSTRUCTION, PERFORMANCE, BREACH, OR TERMINATION THEREOF TO BINDING ARBITRATION, AND THAT THIS ARBITRATION CLAUSE CONSTITUTES A WAIVER OF EXECUTIVE’S RIGHT TO A JURY TRIAL AND RELATES TO THE RESOLUTION OF ALL DISPUTES RELATING TO ALL ASPECTS OF THE EMPLOYER/EMPLOYEE RELATIONSHIP, INCLUDING BUT NOT LIMITED TO, THE FOLLOWING CLAIMS:

               (i) ANY AND ALL CLAIMS FOR WRONGFUL DISCHARGE OF EMPLOYMENT; BREACH OF CONTRACT, BOTH EXPRESS AND IMPLIED; BREACH OF THE COVENANT OF GOOD FAITH AND FAIR DEALING, BOTH EXPRESS AND IMPLIED; NEGLIGENT OR INTENTIONAL INFLICTION OF EMOTIONAL DISTRESS; NEGLIGENT OR INTENTIONAL MISREPRESENTATION; NEGLIGENT OR INTENTIONAL INTERFERENCE WITH CONTRACT OR PROSPECTIVE ECONOMIC ADVANTAGE; AND DEFAMATION;

               (ii) ANY AND ALL CLAIMS FOR VIOLATION OF ANY FEDERAL STATE OR MUNICIPAL STATUTE, INCLUDING, BUT NOT LIMITED TO, THE AMERICANS WITH DISABILITIES ACT OF 1990, THE FAIR LABOR STANDARDS ACT, AND ANY LAW OF THE STATE OF CALIFORNIA; AND

               (iii) ANY AND ALL CLAIMS ARISING OUT OF ANY OTHER LAWS AND REGULATIONS RELATING TO EMPLOYMENT OR EMPLOYMENT DISCRIMINATION.

     12.     No Oral Modification, Cancellation or Discharge. This Agreement may be changed or terminated only in writing (signed by Executive and the Company).

     13.     Withholding. The Company is authorized to withhold, or cause to be withheld, from any payment or benefit under this Agreement the full amount of any applicable withholding taxes.

     14.     No Mitigation. The amounts payable to the Executive pursuant to this Agreement will not be subject to any requirement of mitigation, nor, except as specifically set forth herein,

will they be offset or otherwise reduced by reason of the Executive’s receipt of compensation from any source other than the Company.

     15.     Governing Law. This Agreement will be governed by the laws of the State of California (with the exception of its conflict of laws provisions).

     16.     Confidentiality. Both parties agree to keep this Agreement confidential until the Employment Date.

     17.     Legal Fees. The Company agrees to reimburse the Executive, on a tax-neutral basis, for all legal and professional fees and costs incurred by the Executive in connection with the negotiation and preparation of this Agreement, the Option Agreement, the Restricted Stock Agreement, the Executive Documents, the New Hire Documents, and the Executive Relocation Policy.

     18.     Acknowledgment. Executive acknowledges that he has had the opportunity to discuss this matter with and obtain advice from his private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

{Signature Page to Follow}

     IN WITNESS WHEREOF, the undersigned have executed this Agreement on the respective dates set forth below:

EXECUTIVE

/s/ Gregory T. Lucier	Date:	As of May 26, 2003

Gregory T. Lucier

COMPANY

/s/ Bradley G. Lorimier	Date:	As of May 26, 2003

Bradley G. Lorimier Chairman of the Board of Directors Invitrogen Corporation